Exhibit 99.1

CENTRAL GARDEN & PET COMPANY NAMES

TWO NEW INDEPENDENT DIRECTORS

WALNUT CREEK, CALIFORNIA, February 11, 2015 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced that it has appointed two new independent directors, George C. Roeth and Thomas J. Colligan, to the Company’s Board of Directors, effective immediately. The appointment of these directors increases Central’s Board from seven to nine directors.

John Ranelli, President & CEO of Central, said, “We are pleased to welcome George and Tom to Central, each of whom brings strong global financial, operations and marketing expertise to our Board. George has a proven track record of delivering profitable growth at Clorox, and Tom has a strong financial background and significant experience with complex, global transactions. These attributes will be invaluable to Central and meaningfully strengthen our Board. We look forward to their contributions as we continue to position Central for long-term revenue growth and seek to enhance shareholder value.”

Mr. Roeth, age 53, is a 27-year veteran of The Clorox Company, where he held various leadership positions of increasing responsibility and delivered profitable results in challenging and highly competitive business environments. Most recently, from 2013 to 2014, Mr. Roeth served as Chief Operating Officer and Executive Vice President, where he helped successfully lead the execution of the Company’s strategic plan and simultaneously drove global sales, lowered costs and improved customer satisfaction. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture, representing over $1 billion in sales and a unique partnership between two direct competitors. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others. Mr. Roeth holds a Master’s in Business Administration from Northwestern University’s Kellogg School of Management and a Bachelor of Science in Business Administration from the University of California at Berkeley.

Mr. Colligan, age 70, served in executive roles for 37 years at PriceWaterhouseCoopers LLP (PwC), including as the firm’s Vice Chairman from 2001 to 2004. While at PwC, Mr. Colligan developed a firm-wide strategy for cultivating relationships with PwC’s top clients, in addition to serving as lead partner on several complex, high-profile transactions across a number of industries, including consumer products, technology, telecommunications, and pharmaceuticals. After retiring from PwC in 2004, Mr. Colligan worked for two years as managing director at Duke Corporate Education before becoming Vice Dean of Executive Education at the University of Pennsylvania’s Wharton School until 2010. During his time at Wharton, Mr. Colligan established new programs and grew the business by more than 50 percent. Mr. Colligan currently serves on the Boards of The ADT Corporation, and The Targus Corporation, and consults to the Board of Sharp Electronics. He previously served on the boards of CNH Global, Office Depot, Inc., Schering Plough Corporation, Educational Management Corporation, and Anesiva, Inc. Mr. Colligan holds a B.S. in Accounting from Fairleigh Dickinson University and is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

Central Garden & Pet Company

Steve Zenker, 925-948-3657

VP of Investor Relations & Communications

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